EXHIBIT 10.2

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), dated as of October 25, 2019 is made and entered into by and between Roan Resources, Inc., a Delaware corporation (the Company”), and Roan Resources LLC, a Delaware limited liability company (“Borrower”).

WHEREAS, the Company, Citizen Energy Operating, LLC, a Delaware limited liability company (“Citizen”), and Citizen Energy Pressburg Inc. entered into that certain Agreement and Plan of Merger, dated as of October 1, 2019 (the “Merger Agreement”) pursuant to which, among other things, Citizen may be required to pay to the Company the Parent Termination Fee (as defined in the Merger Agreement) if the Merger Agreement is terminated under certain circumstances, as more particularly described in Section 9.4(d) of the Merger Agreement; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company wishes to grant, assign and transfer its rights to receive the Parent Termination Fee to Borrower (the “Assigned Interests”), and Borrower wishes to accept the Assigned Interests from the Company and be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Assignment of Rights. The Company hereby grants, assigns and transfers to Borrower, and Borrower hereby accepts the Assigned Interests from the Company.

Section 2. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3. Third-Party Beneficiaries. The parties hereby designate Citibank, N.A., as administrative agent for Lenders, or any successor thereof in such capacity, pursuant to the Credit Agreement dated as of September 5, 2017, as amended, as a third-party beneficiary of this Agreement. Except as set forth in this Section 3, the parties do not confer any rights or remedies upon any person other than the parties to this Agreement.

Section 4. Miscellaneous. This Agreement, together with any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

ROAN RESOURCES, INC.

By:	/s/ Richard Gideon

Name:	Richard Gideon
Title:	Chief Executive Officer

ROAN RESOURCES LLC

By:	/s/ David Edwards

Name:	David Edwards
Title:	Chief Financial Officer

[Signature Page to Assignment Agreement]